Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269416

COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

SUPPLEMENT NO. 1 DATED SEPTEMBER 21, 2023

TO THE PROSPECTUS DATED FEBRUARY 21, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Cohen & Steers Income Opportunities REIT, Inc., dated February 21, 2023 (as supplemented from time to time, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to provide an update on the status of our current public offering;

•	to make certain updates to the Prospectus;

•	to update the Form of Subscription Agreement in the Prospectus; and

•	to include our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Status of Our Current Public Offering

We have registered with the SEC a maximum of $3,000,000,000 in shares of common stock in our continuous public offering (the “Offering”). As of the date hereof, we have not issued or sold any shares in the Offering. We intend to sell shares in the Offering on a monthly basis.

As of the date hereof, we have not made any investments. The initial per share purchase price for our Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, and Class F-I shares sold in the Offering will be equal to the most recently determined transaction price for the Class I shares (which is deemed to be $10.00 until the last calendar day of the month during which we make our first investment), plus applicable selling commissions and, for Class T shares and Class F-T shares only, applicable dealer manager fees.

Updates to the Prospectus

The following disclosure supersedes and replaces the third paragraph and adds a fourth paragraph following the question, “How are your interests aligned with stockholders?,” in the “Prospectus Summary” and all other similar disclosure in the Prospectus.

The Advisor will face conflicts of interest as a result of, among other things, the allocation of investment opportunities among us and Other Cohen & Steers Accounts, the allocation of time of its investment professionals and the management fees that we will pay to the Advisor. For example, the Advisor will face a conflict of interest because the management fees it receives for services performed are based in part on our NAV, which the Advisor is ultimately responsible for determining. The valuation of our investments will affect the amount and timing of the management fee paid to the Advisor and the Special Limited Partner’s performance participation interest. As a result, there may be circumstances where the Advisor has an incentive to determine valuations that are higher than the actual fair value of our investments.

In addition, the Expense Limitation and Reimbursement Agreement and other temporary waivers or expense reimbursements that may be subject to reimbursement to the Advisor or its affiliates may enhance our performance in the early stages of our operations during which the Advisor is waiving fees and advancing expenses and detract from our performance in the later stages of our operations when such fees are charged and expenses are due to be reimbursed. See “Risk Factors—Risks Related to Conflicts of Interest” and “Conflicts of Interests” for more information regarding the conflicts of interest arising out of our relationship with Cohen & Steers, the Advisor and their affiliates and related risks.

The following disclosure is inserted immediately following the table following the question, “Q: What is the difference between the Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D and Class F-I common stock being offered?,” in the “Prospectus Summary” and all other similar disclosure in the Prospectus.

If not already converted into Class I shares upon a determination that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to such shares would exceed the applicable limit as described in this prospectus, each Class T share, Class S share, Class D share, Class F-T share, Class F-S share and Class F-D share held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I or Class F-I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I or Class F-I shares on a national securities exchange, (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets or (iii) after termination of the primary portion of this offering in which such Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares and Class F-D shares were sold, the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation from all sources in connection with this offering, including upfront selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds of the primary portion of this offering. Such Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares and Class F-D shares convert into a number of Class I or Class F-I shares because they are the lowest cost share class.

The following disclosure supersedes and replaces the second paragraph following the question, “Q: How will your NAV per share be calculated?,” in the “Prospectus Summary” and all other similar disclosure in the Prospectus.

Our NAV per share will be calculated by an affiliate of The Bank of New York Mellon (“BNY Mellon”), a third-party firm that provides us with certain administrative and accounting services, and such calculation will be reviewed and confirmed by the Advisor. In addition, the Independent Valuation Advisor will administer the real property valuation process for investments held by the Company, which includes twelve (12) monthly appraisals prepared by the Independent Valuation Advisor and one annual appraisal completed by a third-party appraisal firm. However, the Advisor is ultimately responsible for the determination of our NAV.

The following disclosure supersedes and replaces the first bullet immediately following the table following the question, “Q: What fees do you pay to the Advisor and its affiliates?,” in the “Prospectus Summary” and all other similar disclosure in the Prospectus.

“Total Operating Expenses” are all costs and expenses paid or incurred by us, as determined under GAAP, including the management fee and the performance participation, but excluding: (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our common stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with our charter, (vi) acquisition fees and acquisition expenses, (vii) real estate commissions on the sale of property and (viii) other fees and expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property), including property-level expenses incurred at each property.

The following disclosure supersedes and replaces the first paragraph in “Valuations and appraisals of our real estate and real estate-related securities are estimates of fair value and may not necessarily correspond to realizable value” in the “Risk Factors—Risks Related to This Offering and Our Organizational Structure” section of the Prospectus and all other similar disclosure in the Prospectus.

For the purposes of calculating our monthly NAV, our properties will generally initially be valued at cost, which is expected to represent fair value at that time, absent more recent market or investment-level information that makes it unreasonable to consider their fair value as equal to cost. In accordance with GAAP, we will determine whether the acquisition of a property qualifies as an asset acquisition or business combination. We capitalize acquisition-related costs associated with asset acquisitions and expense such costs related to business combinations. As such, the initial value of acquisitions that qualify as asset acquisitions will include transaction costs. Each property will then be valued by the Independent Valuation Advisor within the first full quarter following acquisition in the same calendar month of the quarter it was acquired (e.g., if a property is acquired in January, the first month of the first quarter, it will be appraised in April, the first month of the second quarter) and corroborated by a third-party appraisal, which is obtained no less than annually thereafter. Each third-party appraisal is reviewed by the Independent Valuation Advisor for reasonableness.

The following disclosure supersedes and replaces “It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV” in the “Risk Factors—Risks Related to This Offering and Our Organizational Structure” section of the Prospectus and all other similar disclosure in the Prospectus.

It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.

The Advisor’s determination of our monthly NAV per share will be based in part upon twelve (12) monthly appraisals prepared by the Independent Valuation Advisor and one annual appraisal completed by a third-party appraisal firm, and monthly valuations of our real estate debt and other securities for which market prices are not readily available provided by the Advisor and prepared by our Independent Valuation Advisor, each in accordance with valuation guidelines approved by our board of directors. As a result, our published NAV per share in any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal or valuation. The Advisor will review appraisal reports and monitor our real estate and real estate debt, and is responsible for notifying the Independent Valuation Advisor of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our real estate and real estate debt or liabilities between valuations, or to obtain complete information regarding any such events in a timely manner. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor or to the detriment of either stockholders who repurchase their shares, or stockholders who buy new shares, or existing stockholders.

The following disclosure supersedes and replaces “We may make a substantial amount of joint venture investments, including with Cohen & Steers affiliates. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners” in the “Risk Factors—General Risks Related to Investments in Real Estate” section of the Prospectus and all other similar disclosure in the Prospectus.

We may make a substantial amount of joint venture investments, including with Cohen & Steers affiliates. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.

We may co-invest in the future with Cohen & Steers affiliates or third parties in partnerships or other entities that own real estate properties, which we collectively refer to as joint ventures. Any joint venture with a Cohen & Steers affiliate is permissible only if a majority of our board of directors, and a majority of the members of the affiliate transaction committee (which is comprised of each of our independent directors) not interested in the transaction, approve the transaction as being fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties. We intend generally to share responsibility for managing the affairs of the joint venture, but may also acquire non-controlling interests in such entities. In either event, we would not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were another party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their required capital contributions. Joint venture partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Disputes between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

If we have a right of first refusal to buy out a joint venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a joint venture partner subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. If we buy our joint venture partner’s interest we will have increased exposure in the underlying investment. The price we use to buy our joint venture partner’s interest or sell our interest is typically determined by negotiations between us and our joint venture partner and there is no assurance that such price will be representative of the value of the underlying property or equal to our then-current valuation of our interest in the joint venture that is used to calculate our NAV. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our joint venture partner, our ability to sell such interest may be adversely impacted by such right. Joint ownership arrangements with Cohen & Steers affiliates may also entail further conflicts of interest.

Some additional risks and conflicts related to our joint venture investments (including joint venture investments with Cohen & Steers affiliates) include:

•

the joint venture partner may have economic or other interests that are inconsistent with or different from our interests, including interests relating to the financing, management, operation, leasing or sale of the assets purchased by such joint venture;

•

our joint venture partners may receive ongoing fees from our joint ventures, including promote payments and potential buyouts of their equity investments, all of which may reduce amounts otherwise payable to us;

•	tax, Investment Company Act and other regulatory requirements applicable to the joint venture partner could cause it to want to take actions contrary to our interests;

•	the joint venture partner could have joint control or joint governance of the joint venture even in cases where its economic stake in the joint venture is significantly less than ours;

•

under the joint venture arrangement, there will be cases where neither we nor the joint venture partner will be in a position to unilaterally control the joint venture, and deadlocks may occur. Such deadlocks could adversely impact the operations and profitability of the joint venture, including as a result of the inability of the joint venture to act quickly in connection with a potential acquisition or disposition. In addition, depending on the governance structure of such joint venture partner, decisions of such vehicle may be subject to approval by individuals who are independent of Cohen & Steers;

•

under the joint venture arrangement, we and the joint venture partner may have a buy/sell right and, as a result of an impasse that triggers the exercise of such right, we could be forced to sell our investment in the joint venture, or buy the joint venture partner’s share of the joint venture at a time when it would not otherwise be in our best interest to do so;

•

our participation in investments in which a joint venture partner participates will be less than what our participation would have been had such joint venture partner not participated, and because there may be no limit on the amount of capital that such joint venture partner can raise, the degree of our participation in such investments may decrease over time;

•

under the joint venture arrangement, we and the joint venture partner could each have preemptive rights in respect of future issuances by the joint venture, which could limit a joint venture’s ability to attract new third-party capital;

•

under the joint venture arrangement, a removal of the Advisor may require the consent of the joint venture partner. If such consent is not obtained, it could trigger change of control restrictions that may include buy/sell rights like those described above, a loss of governance rights in the joint venture or other adverse consequences;

•	under the joint venture arrangement, we will rely on the operating partner to provide financial and asset level information on which we will rely for valuation and calculating NAV;

•

under the joint venture arrangement, we and the joint venture partner could be subject to lock-ups, which could prevent us from disposing of our interests in the joint venture at a time it determines it would be advantageous to exit; and

•

the joint venture partner could have a right of first offer, tag-along rights, drag-along rights, consent rights or other similar rights in respect of any transfers of the ownership interests in the joint venture to third parties, which could have the effect of making such transfers more complicated or limiting or delaying us from selling our interest in the applicable investment.

Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The following disclosure supersedes and replaces “The termination or replacement of the Advisor could trigger a repayment event under our mortgage loans for some of our properties, the credit agreement governing any of our lines of credit and our repurchase agreements” in the “Risk Factors—General Risks Related to Investments in Real Estate” section of the Prospectus and all other similar disclosure in the Prospectus.

The termination or replacement of the Advisor could trigger a repayment event under our mortgage loans for some of our properties, the credit agreement governing any of our lines of credit and our repurchase agreements.

Lenders for certain of our properties may request provisions in the mortgage loan documentation that would make the termination or replacement of the Advisor an event requiring the consent of the lender or the immediate repayment of the full outstanding balance of the loan. If lender consent is not obtained prior to the termination or replacement of the Advisor, such actions could trigger repayment of outstanding amounts under our current or future mortgage loans, the credit agreements governing our lines of credit and any lines of credit that we may in the future obtain or under our current or future repurchase agreements. If a repayment event is triggered with respect to any of our properties, our results of operations and financial condition may be adversely affected.

The disclosure in the “Risk Factors—Risks Related to Conflicts of Interest—We may provide debt financing in connection with acquisitions by third parties of assets owned by Other Cohen & Steers Accounts” section of the Prospectus is hereby deleted in its entirety.

The following disclosure supersedes and replaces the second paragraph in the “Investment Objectives and Strategies—Investments In Real Estate—Joint Ventures and Other Co-Ownership Arrangements” section of the Prospectus and all other similar disclosure in the Prospectus.

The terms of any particular joint venture will be established on a case-by-case basis considering all relevant facts, including the nature and attributes of the potential joint venture partner, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest in the venture. Other factors we will consider include: (1) our ability to manage and control the joint venture; (2) our ability to exit the joint venture; and (3) our ability to control transfers of interests held by other partners to the venture. Our interests may not be totally aligned with those of our partner. In addition, removal of the Advisor may require the consent of our joint venture partner. If such consent is not obtained, it could trigger change of control restrictions that may include buy/sell rights, a loss of governance rights in the joint venture or other adverse consequences. See “Risk Factors—General Risks Related to Investments in Real Estate—We may make a substantial amount of joint venture investments, including with Cohen & Steers affiliates. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.”

The following disclosure supersedes and replaces the second paragraph in the “Investment Objectives and Strategies—Investment Guidelines and Portfolio Allocation” section of the Prospectus and all other similar disclosure in the Prospectus.

Our investment guidelines delegate to the Advisor authority to execute acquisitions and dispositions of investments in real estate and real estate debt, in each case so long as such acquisitions and dispositions are consistent with the investment guidelines adopted by our board of directors. Our board of directors will at all times have oversight over our investments and may change from time to time the scope of authority delegated to the Advisor with respect to acquisition and disposition transactions. A majority of our board of directors will periodically determine that the consideration paid for assets we acquire will ordinarily be based on the fair market value of the asset. If a majority of our independent directors determines, or if the property is acquired from the Advisor, a director, Cohen & Steers or any of their respective affiliates, such fair market value shall be determined by a qualified independent appraiser selected by our independent directors.

The following disclosure supersedes and replaces the last paragraph in the “Investment Objectives and Strategies—Charter-Imposed Investment Limitations” section of the Prospectus and all other similar disclosure in the Prospectus.

In addition, our charter includes many other investment limitations in connection with transactions with affiliated entities or persons. Our charter also includes restrictions on roll-up transactions. See “Description of Capital Stock—Restrictions on Roll-Up Transactions.” Further, we have adopted a policy to ensure that we do not acquire investments in pools that are backed by overly-leveraged properties. Accordingly, we will only invest in pools of mortgages, pools or tranches of commercial mortgage-backed securities or residential mortgage-backed securities that have an aggregate loan-to-value of no more than 85% of the value of such pools of mortgages, pools or tranches of commercial mortgage-backed securities or residential mortgage-backed securities. In addition, we will only invest in pools of mortgages, pools or tranches of commercial mortgage-backed securities or residential mortgage-backed securities that have mortgages with underlying properties with appraisals.

The following disclosure is added after the second paragraph in the “Management—The Advisory Agreement—Term and Termination Rights” section of the Prospectus and all other similar disclosure in the Prospectus.

Although the Advisory Agreement may be terminated upon 60 days’ written notice by us without cause or penalty upon the vote of a majority of our independent directors, third parties with whom we may contract, such as lenders or joint venture partners, may require us to obtain their consent to replace the Advisor or otherwise trigger repayment under our loan or credit agreements or trigger change of control restrictions in joint venture agreements that may include buy/sell rights, a loss of governance rights in the joint venture or other adverse consequences.

The following disclosure supersedes and replaces the fifth paragraph under “Management—Limited Liability and Indemnification of Directors, Officers, the Advisor and Other Agents” section of the Prospectus and all other similar disclosure in the Prospectus.

Our charter also provides that we may not provide indemnification to a director, the Advisor or any affiliate of us or the Advisor and any person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

The following disclosure supersedes and replaces the “Management—Determinations by Our Board of Directors” section of the Prospectus and all other similar disclosure in the Prospectus.

Determinations by Our Board of Directors

Our charter contains a provision that clarifies the authority of our board of directors to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our board of directors (consistent with our charter) is final and conclusive and binding upon us and our stockholders. This provision does not alter the duties our board of directors owes to us or our stockholders pursuant to our charter and under Maryland law. Further, it would not restrict the ability of a stockholder to challenge an action by our board of directors, which was taken in a manner that is inconsistent with our charter or the directors’ duties under Maryland law or did not comply with the requirements of the provision. Our board of directors also acknowledges that it will not read or apply the terms “Affiliates,” “Independent Director,” or “Sponsor” as set forth in our charter in a manner inconsistent with the NASAA REIT Guidelines.

The following disclosure supersedes and replaces the first paragraph in the “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” section of the Prospectus and all other similar disclosure in the Prospectus.

With the approval of our board of directors, including a majority of our independent directors, we have engaged SitusAMC, to serve as our Independent Valuation Advisor with respect to our real properties, underlying mortgages and certain real estate-related securities and to administer the real property valuation process for investments held by the Company. SitusAMC will select (subject to the Advisor’s approval) and manage the process associated with third-party appraisal firms with respect to the valuation of our real property investments. The annual schedule will include twelve (12) monthly appraisals prepared by the Independent Valuation Advisor and one annual appraisal completed by a third-party appraisal firm. Investments in newly acquired properties will initially be valued at cost which is expected to represent fair value at that time, absent more recent market or investment-level information that makes it unreasonable to consider their fair value as equal to cost. In accordance with GAAP, we will determine whether the acquisition of a property qualifies as an asset acquisition or business combination. We capitalize acquisition-related costs associated with asset acquisitions and expense such costs related to business combinations. As such, the initial value of acquisitions that qualify as asset acquisitions will include transaction costs. Each property will then be valued by the Independent Valuation Advisor within the first full quarter following acquisition in the same calendar month of the quarter it was acquired (e.g. if a property is acquired in January, the first month of the first quarter, it will be appraised in April, the first month of the second quarter) and corroborated by a third-party appraisal, which is obtained no less than annually thereafter. Each third-party appraisal is reviewed by the Independent Valuation Advisor for reasonableness.

The following disclosure supersedes and replaces the second and third paragraph in the “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments—Consolidated Properties” section of the Prospectus and all other similar disclosure in the Prospectus.

The Independent Valuation Advisor will administer the real property valuation process for investments held by the Company and will select (subject to the Advisor’s approval) and manage the process associated with third-party appraisal firms with respect to the valuation of the Company’s real property investments. The annual schedule will include twelve (12) monthly appraisals prepared by the Independent Valuation Advisor and one annual appraisal completed by a third-party appraisal firm.

Investments in newly acquired properties will initially be valued at cost which is expected to represent fair value at that time, absent more recent market or investment-level information that makes it unreasonable to consider their fair value as equal to cost. In accordance with GAAP, we will determine whether the acquisition of a property qualifies as an asset acquisition or business combination. We capitalize acquisition-related costs associated with asset acquisitions and expense such costs related to business combinations. As such, the initial value of acquisitions that qualify as asset acquisitions will include transaction costs.

Each property will then be valued by the Independent Valuation Advisor within the first full quarter following acquisition in the same calendar month of the quarter it was acquired (e.g. if a property is acquired in January, the first month of the first quarter, it will be appraised in April, the first month of the second quarter) and corroborated by a third-party appraisal, which is obtained no less than annually thereafter. Each third-party appraisal will be reviewed by the Independent Valuation Advisor for reasonableness.

The sixth paragraph in the “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments—Consolidated Properties” section of the Prospectus and all other similar disclosure in the Prospectus is hereby deleted in its entirety.

The following disclosure supersedes and replaces the second paragraph in the “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV Per Share Calculation” section of the Prospectus and all other similar disclosure in the Prospectus.

Each class will have an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees. In accordance with the valuation guidelines, BNY Mellon will calculate our NAV per share for each class as of the last calendar day of each month following the date on which we first accept third-party consideration for the purchase of our shares in this offering, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based in part upon twelve (12) monthly appraisals prepared by the Independent Valuation Advisor and one annual appraisal completed by a third-party appraisal firm, (2) our real estate-related securities for which third-party market quotes are available, (3) our other real estate debt and other securities, if any, and (4) our other assets and liabilities. Because stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per share for our share classes may differ. Operating Partnership units will be valued in the same fashion. Our valuation procedures include the following methodology to determine the monthly NAV of our Operating Partnership and the units. Our Operating Partnership has classes of units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per share of the corresponding class. To the extent our Operating Partnership has classes of units that do not correspond to a class of our shares, such units will be valued in a manner consistent with these guidelines. The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

The following disclosure supersedes and replaces the last paragraph in the “Share Repurchases—Repurchase Limitations” section of the Prospectus and all other similar disclosure in the Prospectus.

Shares held by the Advisor acquired as payment of the Advisor’s management fee will not be subject to our share repurchase plan, including with respect to any repurchase limits, the Early Repurchase Deduction or the calculation of NAV. In addition, any repurchases of shares in respect of distributions on the performance participation interest will not be subject to the Early Repurchase Deduction. Stockholders who are exchanging a class of our shares for an equivalent aggregate NAV of another class of our shares will not be subject to, and will not be treated as repurchases for the calculation of, the 2% monthly or 5% quarterly limitations on repurchases and will not be subject to the Early Repurchase Deduction. Notwithstanding the foregoing, the independent directors will oversee the repurchase activity of the Advisor. Approval of the independent directors is required for any repurchase request of the Advisor for Class I shares or Class P shares received as payment for the management fee that, when combined with any stockholder repurchase requests submitted through our share purchase plan, would cause us to exceed the monthly and quarterly repurchase limitations of our share repurchase plan, and any such approval must find that the repurchase would not impair our capital or operations and be consistent with the fiduciary duties of our independent directors. Repurchase requests of the Advisor for Class I shares or Class P shares received as payment of its management fee will not take priority over repurchase requests submitted by stockholders through our share repurchase plan.

The following reference “SS&C, Inc.” supersedes and replaces all prior references to “SS&C Technologies, Inc.” in the Prospectus.

Form of Subscription Agreement

The Form of Subscription Agreement included as Appendix B in the Prospectus is superseded and replaced with the Form of Subscription Agreement attached as Appendix A to this Supplement.

Quarterly Report for the Quarterly Period Ended June 30, 2023

On August 10, 2023, we filed with the SEC our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, a copy of which is attached without exhibits to this Supplement as Appendix B.

Appendix A

Form of Subscription Agreement

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

1.	Your Investment
	Investment Amount $	☐ Initial Purchase ☐ Subsequent Purchase

Investment Method
☐ By mail Attach a check to this agreement. Make all checks payable to: COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

☐ By wire Name: SS&C INC., AS AGENT FOR COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.
Bank Name: UMB
ABA: 1010-0069-5
DDA: 9872587391

☐ Broker-dealer/Financial advisor will make payment on your behalf

*	Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third-party checks, or travelers checks are not accepted.

SHARE CLASS SELECTION (required)

☐	SHARE CLASS T (minimum investment $2,500)

☐	SHARE CLASS S (minimum investment $2,500)

☐	SHARE CLASS D (Minimum investment $2,500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

☐	SHARE CLASS I (Minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

☐	SHARE CLASS F-T (minimum investment $2,500)

☐	SHARE CLASS F-S (minimum investment $2,500)

☐	SHARE CLASS F-D (Minimum investment $2,500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

☐	SHARE CLASS F-I (Minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

Are you a Cohen & Steers Employee or Affiliate, a Cohen & Steers Income Opportunities REIT Officer or Director or an Immediate Family Member1 of a Cohen & Steers Income Opportunities REIT Officer or Director (required)?

☐ Cohen & Steers Employee	☐ Cohen & Steers Affiliate	☐ Cohen & Steers Income Opportunities REIT Officer or Director	☐ Immediate Family Member of Cohen & Steers Income Opportunities REIT Officer or Director	☐ Not Applicable

[1]

“Immediate Family Member” means the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or mother-, father-, son-, daughter-, brother-, or sister-in-law of an officer or director, and includes adoptive relationships.

1

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

2.	Ownership Type (Select only one)

Taxable Account Type

Brokerage Account Number

☐   Individual or Joint Tenant with Rights of Survivorship

☐   Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See Section 3C.)

☐   Tenants in Common

☐   Community Property

☐   Uniform Gift/Transfer to Minors State of

☐   Trust (Include Certification of Investment Powers Form)

☐   Corporation / Partnership / Other

(Corporate Resolution or Partnership Agreement Required)

Non-Taxable Account Type Custodian Account Number ☐ IRA ☐ ROTH IRA ☐ SEP IRA ☐ SIMPLE IRA ☐ Pension Plan (Include Certification of Investment Powers Form) ☐ Other

Custodian Information (to be completed by custodian):

Name                                                  Tax ID #                                                  Phone #

Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name	Tax ID Number	Date of Trust:	Exemptions (See Form W-9 instructions at www.irs.gov)

Entity Type (Select one. Required)
☐ Retirement Plan ☐ Trust ☐ S-Corp	☐ C-Corp ☐ LLC ☐ Partnership	Exempt payee code (if any)
☐ Other	Jurisdiction (if Non-U.S.) (Attach a completed applicable Form W-8)	Exemption from FATCA reporting code (if any)

3.	Investor Information

A. Investor Name (Investor/Trustee/Executor/Authorized Signatory Information)

(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name	(MI)	Last Name	Gender

Social Security Number/Tax ID		Date of Birth (MM/DD/YYYY)	Daytime Phone Number

2

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

Residential Street Address	City	State	Zip Code

Email Address

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2014)	Country of Citizenship

B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)

First Name	(MI)	Last Name	Gender

Social Security Number/Tax ID		Date of Birth (MM/DD/YYYY)	Daytime Phone Number

Residential Street Address		City	State	Zip Code

Email Address

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2014)	Country of Citizenship

If you are a Cohen & Steers Employee, Officer, Director or Affiliate, please Select One below (required)

☐ Cohen & Steers Employee	☐ Cohen & Steers Officer or Director	☐ Cohen & Steers Affiliate

C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

First Name	(MI) Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%
First Name	(MI) Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%
First Name	(MI) Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%
First Name	(MI) Last Name	SSN	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ___%

4.	Contact Information (If different than provided in Section 3A)

Email Address

Mailing Address	City	State	Zip Code

3

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

5.	Select How You Want to Receive Your Distributions (If different than provided in Section 3A)

Please read the following section carefully.

YOU ARE AUTOMATICALLY ENROLLED IN THE DISTRIBUTION REINVESTMENT PLAN UNLESS YOU ARE A RESIDENT OF ALABAMA, ARKANSAS, CALIFORNIA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON.

☐ If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you do not wish to be enrolled in the Distribution Reinvestment Plan and complete the Cash Distribution Information section below.

IMPORTANT: If you are not enrolled in the Distribution Reinvestment Plan, please complete the Cash Distribution Information section below.

Cash Distribution Information

For Custodial held accounts, if you are not enrolled in the Distribution Reinvestment Plan,

the funds must be sent to the Custodian

A. ☐ Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.)

B. ☐ Cash/Check Mailed to Third Party/Custodian

Name/Entity Name/Financial Institution		Mailing Address

City	State	Zip Code	Account Number (Required)

C. ☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize Cohen & Steers Income Opportunities REIT, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Cohen & Steers Income Opportunities REIT, Inc. in writing to cancel it. In the event that Cohen & Steers Income Opportunities REIT, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

Election to Participate in Distribution Reinvestment Plan for Certain States

☐ If you are a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

4

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

6.	Broker-Dealer/Financial Advisor Information (Required Information. All fields must be completed.)

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence.

Broker-Dealer		Financial Advisor Name
Advisor Mailing Address
City	State		Zip Code
Financial Advisor Number	Branch Number		Telephone Number
E-mail Address		Fax Number

Please note that unless previously agreed to in writing by Cohen & Steers Income Opportunities REIT, Inc., all sales of securities must be made through a Broker-Dealer or other financial intermediary. Cohen & Steers Securities, LLC is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary. In all cases, Section 6 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Financial Advisor represents and certifies that, if the investor is a “retail customer” as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) a purchase of Shares would be in the best interest of the investor based upon the investor’s investment profile and the potential risks, rewards, and costs associated with such an investment and (b) the undersigned has not placed its interests or those of the Financial Advisor ahead of the interest of the investor in recommending such investment and (ii) the undersigned and the Financial Advisor have complied with any applicable enhanced standard of conduct, including, but not limited to, the other requirements of Regulation Best Interest in relation to the proposed purchase of Shares. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

X			X
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker-Dealer)	Date

5

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

7.	Electronic Delivery Form (Optional)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cohen & Steers Income Opportunities REIT, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

I consent to electronic delivery

Email If blank, the email provided in Section 4 or Section 3A will be used.

8.	Subscriber Signatures

Cohen & Steers Income Opportunities REIT, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Cohen & Steers Income Opportunities REIT, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Cohen & Steers Income Opportunities REIT, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

8.a. Please Note: All Items in this Section Must Be Read and Initialed

I have received a copy of the Final Prospectus.
	Initials	Initials

I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.
	Initials	Initials
In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.”
	Initials	Initials

6

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above.
	Initials	Initials
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.
	Initials	Initials
I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.
	Initials	Initials
I am purchasing the Shares for my own account.
	Initials	Initials
I understand that the transaction price per share at which my investment will be executed will be made available at www.cnsreit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.
	Initials	Initials
I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Cohen & Steers Income Opportunities REIT, Inc.’s toll-free, automated telephone line, 1-855-400-5947.
	Initials	Initials
8.b. If you live in any of the following states, please read the following carefully: Alabama, California, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee, and Vermont

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am an Alabama resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. and its affiliates may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials

7

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

If I am a California resident, I have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” excludes home, home furnishings and automobiles.
	Initials	Initials
If I am an Idaho resident, I have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Cohen & Steers Income Opportunities REIT, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other non-traded real estate investment trusts to not more than 10% of such investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am a Kentucky resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am a Massachusetts resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials

8

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

If I am a Missouri resident, no more than ten percent (10%) of my liquid net worth shall be invested in Cohen & Steers Income Opportunities REIT, Inc. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs may not exceed 10% of my net worth.
	Initials	Initials
If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my total investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.
	Initials	Initials
If I am a New Mexico resident I must limit my investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
	Initials	Initials
If I am a North Dakota resident, I have a net worth of at least 10 times my investment in Cohen & Steers Income Opportunities REIT, Inc.
	Initials	Initials
If I am an Ohio resident, my investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
	Initials	Initials
If I am an Oregon resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. may not exceed 10% of my net worth.
	Initials	Initials

9

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

If I am a Pennsylvania resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles). In addition, because there is no minimum offering, you are cautioned to carefully evaluate Cohen & Steers Income Opportunities REIT Inc.’s ability to fully accomplish its stated objectives, and to inquire as to the current dollar value of its subscriptions. Cohen & Steers Income Opportunities REIT, Inc. will not sell shares in Pennsylvania until it obtains at least $150,000,000 in assets. The offer and sale of our common stock to persons in the Commonwealth of Pennsylvania is governed by Pennsylvania law.
	Initials	Initials
If I am a Puerto Rico resident, my investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
	Initials	Initials
If I am a Tennessee resident who is not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in Cohen & Steers Income Opportunities REIT, Inc. may not be more than 10% of my net worth.
	Initials	Initials
If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.
	Initials	Initials

In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

I declare that the information supplied above is true and correct and may be relied upon by Cohen & Steers Income Opportunities REIT, Inc. Cohen & Steers Securities, LLC will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker-dealer or other financial intermediary. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Cohen & Steers Income Opportunities REIT, Inc. at the number indicated below.

10

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors):

Under penalties of perjury, I certify that:

(1)	The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
(2)

I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and
(4)	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X			X
	Signature of Investor	Date		Signature of Co-Investor or Custodian (If applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

9.	ERISA Information (Required Information. All fields must be completed.)

1. Are you a “benefit plan investor” within the meaning of the Plan Asset Regulations2 or will you use the assets of a “benefit plan investor”3 to invest in Cohen & Steers Income Opportunities REIT, Inc.?    ☐  Yes    ☐  No

2. If Question (1) above is “yes” please indicate what percentage of the purchaser’s assets invested in the Cohen & Steers Income Opportunities REIT, Inc. are considered to be the assets of “benefit plan investors” within the meaning of the Plan Asset Regulations:                 %

3. If you are investing the assets of an insurance company general account please indicate what percentage of the insurance company general account’s assets invested in Cohen & Steers Income Opportunities REIT, Inc. are the assets of “benefit plan investors” within the meaning of Section 401 of the Employee Retirement Income Security Act of 1974, as amended, or the regulations promulgated thereunder?                 %

2 “Plan Asset Regulations” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA, as the same may be amended from time to time.

3 The term “benefit plan investor” includes, for e.g.: (i) an “employee benefit plan” as defined in section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA (such as employee welfare benefit plans (generally, plans that provide for health, medical or other welfare benefits) and employee pension benefit plans (generally, plans that provide for retirement or pension income)); (ii) “plans” described in section 4975(e)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that is subject to section 4975 of the Code (including, for e.g., an “individual retirement account”, an “individual retirement annuity”, a “Keogh” plan, a pension plan, an Archer MSA described in section 220(d) of the Code, a Coverdell education savings account described in section 530 of the Code and a health savings account described in section 223(d) of the Code) and (iii) an entity that is, or whose assets would be deemed to constitute the assets of, one or more “employee benefit plans” or “plans” (such as for e.g., a master trust or a plan assets fund) under ERISA or the Plan Asset Regulations.

11

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc.

4. Please indicate if you are “Controlling Person” defined as: (i) a person (including an entity), other than a “benefit plan investor” who has discretionary authority or control with respect to the assets of the Cohen & Steers Income Opportunities REIT, Inc., a person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any “affiliate” of such a person. An “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. For purposes of this definition, “control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.     ☐  Yes    ☐  No

10.	Miscellaneous

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Cohen & Steers Income Opportunities REIT, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify the Broker-Dealer or financial intermediary that introduced such investor to Cohen & Steers Income Opportunities REIT, Inc. in writing. The Broker-Dealer or financial intermediary may notify Cohen & Steers Income Opportunities REIT, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 8 above, and Cohen & Steers Income Opportunities REIT, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Cohen & Steers Income Opportunities REIT, Inc.

You may mail this completed form to:
Regular Mail: Cohen & Steers Income Opportunities REIT, Inc. c/o SS&C Inc. P.O. Box 219121 Kansas City, MO 64121-9121	Direct Overnight Mail: Cohen & Steers Income Opportunities REIT, Inc. c/o SS&C Inc. 430 West 7th Street, Suite 219121 Kansas City, MO 64105-1407

Should you have any questions concerning this form, please contact CNSREIT Investor Relations at: 855-400-5947.

12

Appendix B

Quarterly Report on Form 10-Q

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from       to

Commission File No. 333-269416

Cohen & Steers Income Opportunities REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	88-3609651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices, including zip code)

(212) 832-3232

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒

The number of the Registrant’s outstanding shares of common stock, par value $0.01 per share, as of August 9, 2023 was 40,310, all of which were Class I shares.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Cohen & Steers Income Opportunities REIT, Inc.

Consolidated Balance Sheets

	(Unaudited) June 30, 2023	December 31, 2022
ASSETS
Cash	$200,000	$200,000
Due from affiliates	406,961	—

Total assets	$606,961	$200,000

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$406,961	$—

Total liabilities	$406,961	$—

Commitments and Contingencies (see Note 6)
Equity
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	$—	$—
Common Stock- Class P shares, $0.01 par value per share, 800,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class T shares, $0.01 par value per share, 80,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class S shares, $0.01 par value per share, 800,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class D shares, $0.01 par value per share, 160,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class I shares, $0.01 par value per share, 600,000,000 shares authorized; and 20,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	200	200
Common Stock- Class F-T shares, $0.01 par value per share, 20,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class F-S shares, $0.01 par value per share, 200,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class F-D shares, $0.01 par value per share, 40,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock- Class F-I shares, $0.01 par value per share, 100,000,000 shares authorized; and none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	267,500	199,800
Accumulated deficit	(67,700)	—

Total equity	200,000	200,000

Total liabilities and equity	$606,961	$200,000

The accompanying notes are an integral part of the consolidated financial statements.

Cohen & Steers Income Opportunities REIT, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Revenues
Total revenues	$—	$—

Expenses
General and administrative expenses	50,775	67,700

Total expenses	50,775	67,700

Net loss	$(50,775)	$(67,700)

Net loss per share of common stock, basic and diluted	$(2.54)	$(3.39)

Weighted-average shares of Class I common stock outstanding, basic and diluted	20,000	20,000

The Company was formed on July 18, 2022, and had no operations during the first six months of 2022.

The accompanying notes are an integral part of the consolidated financial statements.

Cohen & Steers Income Opportunities REIT, Inc.

Consolidated Statements of Changes in Equity (Unaudited)

	Common Stock Class I
	Shares	Amount	Additional Paid-In Capital	Accumulated deficit	Total Equity
Balance at March 31, 2023	20,000	$200	$216,725	$(16,925)	$200,000
Amortization of restricted stock grants	—	—	50,775	—	50,775
Net loss	—	—	—	(50,775)	(50,775)

Balance at June 30, 2023	20,000	$200	$267,500	$(67,700)	$200,000

	Common Stock Class I
	Shares	Amount	Additional Paid-In Capital	Accumulated deficit	Total Equity
Balance at December 31, 2022	20,000	$200	$199,800	$—	$200,000
Amortization of restricted stock grants	—	—	67,700	—	67,700
Net loss	—	—	—	(67,700)	(67,700)

Balance at June 30, 2023	20,000	$200	$267,500	$(67,700)	$200,000

The Company was formed on July 18, 2022, and had no operations during the first six months of 2022.

The accompanying notes are an integral part of the consolidated financial statements.

Cohen & Steers Income Opportunities REIT, Inc.

Consolidated Statement of Cash Flows (Unaudited)

Six Months Ended June 30, 2023
Cash flows from operating activities
Net loss	$(67,700)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of restricted stock grants	67,700
Changes in assets and liabilities:
Increase in due from affiliates	(406,961)
Increase in accounts payable and accrued expenses	406,961

Net cash provided by operating activities	—

Cash flows from investing activities:

Net cash used in investing activities	—

Cash flows from financing activities:
Net cash provided by financing activities	—

Net change in cash and cash equivalents	—
Cash, beginning of period	200,000

Cash, end of period	$200,000

The Company was formed on July 18, 2022, and had no operations during the first six months of 2022.

The accompanying notes are an integral part of the consolidated financial statements.

Cohen & Steers Income Opportunities REIT, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Organization

Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) was formed on July 18, 2022, as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company was organized to invest primarily in high-quality, income-focused, stabilized commercial real estate assets within the United States, and to a lesser extent, in real estate equity (including listed REITs), preferred equity and debt investments. The Company is the sole general partner of Cohen & Steers Income Opportunities REIT Operating Partnership, L.P., a Delaware limited partnership (“CNSREIT OP” or the “Operating Partnership”), which was formed on July 22, 2022. Cohen & Steers Income Opportunities REIT Special Limited Partner, LLC, an affiliate of Cohen & Steers, Inc., was formed on July 22, 2022, as a Delaware limited liability company (the “Special Limited Partner”), and owns a special limited partner interest in CNSREIT OP. Substantially all of the Company’s business will be conducted through CNSREIT OP, which, as of June 30, 2023, had not commenced its principal operations. The Company and CNSREIT OP are externally managed by Cohen & Steers Capital Management, Inc., a New York corporation (the “Advisor”). The Advisor is a subsidiary of Cohen & Steers, Inc. (together with its subsidiaries, “Cohen & Steers”).

As of June 30, 2023, the Company had neither purchased nor contracted to purchase any investments. The Advisor has not identified any real estate or real estate related investments in which it is probable that the Company will invest.

Note 2: Equity

Authorized Capital

As of June 30, 2023, the Company was authorized to issue up to 2,900,000,000 shares, consisting of the following

Classification	Number of Shares	Par Value ($)
Preferred Stock	100,000,000	0.01
Class P Shares	800,000,000	0.01
Class T Shares	80,000,000	0.01
Class S Shares	800,000,000	0.01
Class D Shares	160,000,000	0.01
Class I Shares	600,000,000	0.01
Class F-T Shares	20,000,000	0.01
Class F-S Shares	200,000,000	0.01
Class F-D Shares	40,000,000	0.01
Class F-I Shares	100,000,000	0.01

Total	2,900,000,000

The Company has registered with the Securities and Exchange Commission (the “SEC”) an offering of up to $3,000,000,000 in shares of common stock, consisting of up to $2,400,000,000 in shares in its primary offering and up to $600,000,000 in shares pursuant to its distribution reinvestment plan (the “Offering”). The Company intends to publicly sell any combination of eight classes of shares of its common stock—Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, and Class F-I shares, with a dollar value up to the maximum offering amount. During the 24-month period beginning on the date of the commencement of the offering (the “Initial Founder Shares Offering Period”), the Class F-T shares, Class F-S shares, Class F-D shares, and Class F-I shares (collectively, the “founder shares”) will be offered to all investors in this offering, subject to the minimum investment requirement for each founder shares class. Following the Initial Founder Shares Offering Period, the founder shares will be offered only to investors that held, or clients of a financial intermediary that in the aggregate held, at least $150 million in founder shares as of the end of Initial Founder Shares Offering Period, unless such minimum founder shares holding requirement is waived by the Dealer Manager.

The share classes have different upfront selling commissions, dealer manager fees, and ongoing stockholder servicing fees. The initial per share purchase price for shares of our common stock sold in the Offering will be equal to the most recently determined transaction price for the Class I shares (which is deemed to be $10.00 until the last calendar day of the month during which we make our first investment), plus applicable selling commissions and for Class T and Class F-T shares only, applicable dealer manager fees. Thereafter, the purchase price per share for each class of common stock will vary and will generally equal the Company’s prior month’s net asset value (“NAV”) per share for such class, plus any applicable upfront selling commissions and dealer manager fees. The Registration Statement on Form S-11 related to the Offering was declared effective by the SEC on February 21, 2023.

On October 3, 2022, the Company was capitalized with a $200,000 investment by the Advisor in exchange for 20,000 shares of the Company’s Class I common stock. The Advisor has agreed not to sell, transfer, or dispose of the shares to any party other than an affiliate for so long as the Advisor or its affiliate performs an advisory function for the Company.

Private Placement

The Company is conducting a private offering of its Class P shares to Cohen & Steers and its affiliates and certain persons that are accredited investors, as that term is defined under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Class P shares are not subject to upfront selling commissions, dealer manager fees, stockholder servicing fees or performance participation. Requests for repurchase of Class P shares may only be made following two years from March 1, 2023, the date of the initial third party Class P commitment. Class P shares sold in the Company’s private offering are not being offered to the public.

Cohen & Steers has committed to invest an aggregate of $125 million through the Advisor in Class P shares and Class I shares. As of June 30, 2023, Cohen & Steers has not funded any portion of this commitment, other than the capitalization described below. Cohen & Steers has agreed to hold all of the Class P shares it owns as part of its seed investment for two years from the date of the initial third party commitment in Class P shares, after which any repurchase requests would be subject to our share repurchase plan. As of June 30, 2023, the Company has received approximately $208.1 million in commitments to purchase Class P shares, including $124.8 million from the Advisor. The Company has not called any capital pursuant to these commitments, and there are no Class P shares issued and outstanding. In July 2023, the Company received an additional $1.0 million in commitments to purchase Class P shares, bringing the total commitments to purchase Class P shares to $209.1 million.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan whereby stockholders (other than Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont, or Washington investors) will have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont, and Washington investors will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the offering price before upfront selling commissions and dealer manager fees (the “transaction price”) at the time the distribution is payable, which will generally be equal to the Company’s prior month’s NAV per share for that share class. Stockholders will not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to shares of the Company’s Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares, and Class F-D shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan.

Share Repurchases

The Company has adopted a share repurchase plan whereby, on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The Company may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in its discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of Class P, Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D and Class F-I shares will be limited to 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter. The Company will only repurchase Class P shares, or other shares, held by Cohen & Steers after all other stockholder repurchase requests have been processed (except with respect to repurchases of shares of common stock that the Advisor has received in lieu of a management fee). Shares would be repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year would be repurchased at 95% of the transaction price (subject to certain exceptions). Due to the illiquid nature of investments in real estate, the Company may not have sufficient liquid resources to fund repurchase requests and has established limitations on the amount of funds the Company may use for repurchases during any calendar month and quarter. Further, the Company’s board of directors may modify, or suspend the share repurchase plan.

Note 3: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. All intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements, including the notes thereto, are unaudited and exclude some of the disclosures required in audited financial statements. Management believes it has made all necessary adjustments, consisting of only normal recurring items, so that the consolidated financial statements are presented fairly and that estimates made in preparing its consolidated financial statements are reasonable and prudent. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2022 included in the Company’s prospectus filed with the SEC on February 28, 2023.

The preparation of the unaudited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements. Actual results could differ from those estimates.

Cash

Cash represents cash held in banks, and cash on hand.

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ending December 31 of the year in which the first investment is completed. If the Company qualifies for taxation as a REIT, the Company will generally not be subject to federal income taxes on income and gains distributed to the stockholders as long as the Company satisfies certain requirements, principally relating to the nature of the Company’s income and the level of the Company’s distributions. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Organization and Offering Expenses

The Advisor has agreed to advance all organization and offering expenses (including legal, accounting, and other expenses attributable to the Company’s organization, but excluding upfront selling commissions, dealer manager fees and stockholder servicing fees) on behalf of the Company through the earlier of (i) December 31, 2025, or (ii) the month that the Company’s aggregate NAV is at least $1.0 billion. The Company will reimburse the Advisor for all such advanced expenses ratably over a 60-month period following such date.

As of June 30, 2023 and December 31, 2022, the Advisor and its affiliates had incurred organization and offering expenses of approximately $6.4 million and $3.5 million, respectively, on the Company’s behalf. These organization and offering expenses are not recorded in the accompanying consolidated financial statements because such costs are not the Company’s liability until the commencement of principal operations. When recorded by the Company, organizational expenses will be expensed as incurred and offering expenses will be charged to stockholders’ equity, as such amounts will be reimbursed to the Advisor or its affiliates from the gross proceeds of the Offering.

Earnings per Share

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. The Company does not have any dilutive securities outstanding that would cause basic earnings per share and diluted earnings per share to differ.

Note 4: Related Party Transactions

The Company and CNSREIT OP have entered into an advisory agreement with the Advisor pursuant to which the Advisor will be responsible for sourcing, evaluating, and monitoring the Company’s investment opportunities and making decisions related to the acquisition, management, financing, and disposition of the Company’s assets, in accordance with the Company’s investment objectives, guidelines, policies and limitations, subject to oversight by the Company’s board of directors.

Certain affiliates of the Company, including the Advisor, will receive fees and compensation in connection with the ongoing management of the assets of the Company. The Advisor will be paid a management fee equal to 1.25% of NAV per annum, payable monthly on Class T shares, Class S shares, Class D shares, and Class I shares, 1.00% of NAV per annum, payable monthly on Class F-T shares, Class F-S shares, Class F-D shares and Class F-I shares, and 0.90% of NAV per annum, payable monthly, on Class P shares (lower management fees will apply if amounts invested in Class P shares exceed certain thresholds, calculated excluding the amounts invested by Cohen & Steers). The Advisor has agreed to waive its management fee on Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, and Class F-I shares for the first 12 months following the date on which the registration statement for the Offering is declared effective by the SEC and each applicable state securities regulator. The Advisor has agreed to waive its management fee on Class P shares for the first 12 months following March 1, 2023, the date of the initial Class P share commitment. The management fee will be paid, at the Advisor’s election, in cash, Class P shares or Class I shares or Class P units or Class I units of CNSREIT OP.

Pursuant to an Expense Limitation and Reimbursement Agreement, through December 31, 2025, the Advisor has contractually agreed to waive its fees and/or reimburse expenses on our behalf so that the Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized). The Company has agreed to repay these amounts, when and if requested by the Advisor, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Advisor waived or reimbursed such fees or expenses. Any Excess Expense (as defined in the Expense Limitation and Reimbursement Agreement) will not be recognized as an expense until it is probable that the Company will reimburse the Advisor for such cost. This arrangement cannot be terminated prior to December 31, 2025 without the consent of our board of directors, including a majority of independent directors. “Specified Expenses” includes all expenses attributable to the Company’s operations, excluding organizational and offering costs, and the following exceptions: (i) the management fee, (ii) the performance participation interest, (iii) the stockholder servicing fees, (iv) property level expenses, (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated investments, (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vii) taxes, and (viii) extraordinary expenses (as determined in the sole discretion of the Advisor). We incurred general and administrative expenses (other than stock compensation expense) of approximately $506,000 from February 21, 2023 (date our registration statement for the Offering was declared effective by the SEC) through June 30, 2023. Pursuant to the Expense Limitation and Reimbursement Agreement, these expenses are reimbursable by the Advisor since they were considered Specified Expenses that exceeded 0.50% of net assets (annualized) and are thus not recognized on our Consolidated Statements of Operations. Reimbursable amounts that have yet to be paid by the Advisor as of June 30, 2023 are recognized as Due from Affiliates (with a corresponding payable). In addition, the Advisor has contractually agreed to permanently waive all Specified Expenses up to 0.50% of net assets (annualized) until the date of our first capital call pursuant to the Class P commitments.

The Special Limited Partner holds a performance participation interest in CNSREIT OP that entitles it to receive an allocation from CNSREIT OP equal to 10% of the annual Total Return, subject to a 6% annual Hurdle Amount and a High Water Mark, with a Catch-Up (each term as will be defined in the CNSREIT OP limited partnership agreement). Such allocation will be measured on a calendar year basis, accrued monthly and paid annually. The performance participation interest will not be paid on the Class P units in the CNSREIT OP. The performance participation interest will be paid, at the Special Limited Partner’s election, in cash or Class I units or any other units of CNSREIT OP. No performance participation interest has been earned for the periods presented.

Cohen & Steers Securities, LLC, a Delaware limited liability company (the “Dealer Manager”), serves as the dealer manager for the Offering. The Dealer Manager is a registered broker-dealer affiliated with the Advisor. The Company has entered into an agreement (the “Dealer Manager Agreement”) with the Dealer Manager in connection with the Offering. The Company’s obligations under the Dealer Manager Agreement to pay stockholder servicing fees with respect to the Class T, Class S, Class D, Class F-T, Class F-S, and Class F-D shares distributed in the Offering shall survive until such shares are no longer outstanding (including in the event such shares are converted into Class I and Class F-I shares).

The Dealer Manager will be entitled to receive upfront selling commissions of up to 3.0%, and dealer manager fees of up to 0.5%, of the transaction price of each Class T share and Class F-T share sold in the primary Offering, however, such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager will be entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share and Class F-S share sold in the primary Offering. The Dealer Manager will be entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class D share and Class F-D share sold in the primary Offering. No upfront selling commissions or dealer manager fees will be paid with respect to purchases of Class P Shares, Class I Share or Class F-I share or shares of any class sold pursuant to the Company’s distribution reinvestment plan.

The Company will also pay selling commissions over time as stockholder servicing fees to the Dealer Manager as follows: (a) for Class T and Class F-T shares only, an investment professional stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T and Class F-T shares, (b) for Class S and Class F-S shares only, a stockholder servicing fee equal to 0.85% per annum of the aggregate NAV for the Class S and Class F-S shares and (c) for Class D and Class F-D shares only, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the Class D and Class F-D shares, in each case, payable monthly in arrears. No stockholder servicing fees will be paid with respect to the Class P, Class I and Class F-I shares. The Company will cease paying the stockholder servicing fee with respect to any Class S share, Class F-S share, Class T share, Class F-T share, Class D share or Class F-D share sold in the primary Offering at the end of the month in which the total selling commissions, dealer manager fees and stockholder servicing fees paid with respect to such share would exceed 8.75% of the gross proceeds from the sale of such share. The Company will accrue the cost of the stockholder servicing fee as an offering cost at the time each Class T, Class F-T, Class S, Class F-S, Class D and Class F-D share is sold during the primary Offering. There will not be a stockholder servicing fee with respect to Class P, Class I or Class F-I shares.

On February 27, 2023, the Company granted 6,770 shares of restricted Class I shares to each of its three independent directors in accordance with its independent director compensation policy. The shares shall vest and become non-forfeitable on the one-year anniversary of the grant date. Given the restriction, the shares are not considered issued and outstanding for the purposes of the Company’s financial statements as of June 30, 2023. For the three and six months ended June 30, 2023, the shares are excluded from the calculation of diluted EPS as their effect is antidilutive.

Note 5: Economic Dependency

The Company is dependent on the Advisor and its affiliates for certain services that are essential to it, including the sale of the Company’s shares of common stock, acquisition and disposition decisions, and certain other responsibilities. In the event that the Advisor and/or its affiliates are unable or unwilling to provide such services, the Company would be required to find alternative service providers.

Note 6: Commitments and Contingencies

The Company was not subject to any material litigation nor was the Company aware of any material litigation threatened against it. There are currently no such matters pending that the Company believes could have a material impact on its consolidated results of operations, cash flows or balance sheets.

Note 7: Subsequent Events

The Company evaluated subsequent events through the issuance date of the consolidated financial statements and determined that there were no material subsequent events requiring disclosure, other than the additional Class P commitments disclosed in Note 2.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References herein to “Company,” “we,” “us,” or “our” refer to Cohen & Steers Income Opportunities REIT, Inc. and its subsidiaries unless the context specifically requires otherwise.

The following discussion should be read in conjunction with the unaudited consolidated financial statements and notes thereto appearing elsewhere in this quarterly report on Form 10-Q.

Forward-Looking Statements

This Form 10-Q contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements due to a number of different factors. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in our prospectus, and any such updated factors included in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, we do not undertake to update or revise any forward-looking statements contained in this Form 10-Q. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

Available Information

Stockholders may obtain copies of our filings with the SEC free of charge from the SEC’s website maintained at www.sec.gov. We expect we will also use our website as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, when available, in addition to following our press releases and SEC filings. The information we will include on our website is not a part of, nor is it incorporated by reference into, this report.

Overview

We are a Maryland corporation formed on July 18, 2022. We were formed to invest primarily in high-quality, income-focused stabilized commercial real estate assets within the United States. We also expect to invest, to a lesser extent, in real estate equity (including listed REITs), preferred equity and debt instruments. We are an externally advised, perpetual-life REIT formed to pursue the following investment objectives:

•	provide attractive current income in the form of regular, stable cash distributions;

•	preserve and protect invested capital;

•	realize appreciation in NAV from proactive investment management and asset management; and

•

provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial and other types of real estate with historically lower volatility than publicly traded real estate companies.

We cannot assure you that we will achieve our investment objectives. In particular, we note that the NAV of non-traded REITs may be subject to volatility related to the values of their underlying assets.

We intend to qualify as a REIT for federal income tax purposes beginning with our taxable year ending December 31 of the year in which our first investment is completed. We plan to own all or substantially all of our assets through the Operating Partnership, of which we are the sole general partner.

Our board of directors will at all times have ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to the advisory agreement, however, we have delegated to the Advisor the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors.

As of June 30, 2023, we have not commenced our principal operations nor generated any revenues. We have registered with the SEC an offering of up to $3,000,000,000 in shares of common stock, consisting of up to $2,400,000,000 in shares in our primary offering and up to $600,000,000 in shares pursuant to the distribution reinvestment plan.

We intend to contribute the net proceeds from the Offering and our private offering to the Operating Partnership in respect of a corresponding number of Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I  and Class P units. The Operating Partnership will use the net proceeds received from us to make investments and pay fees and expenses attributable to our operations in accordance with our investment strategy and policies.

As of June 30, 2023, we had neither acquired nor entered into any arrangements to acquire any properties or real estate-related securities with the net proceeds from the Offering. The number and type of properties or real estate-related securities that we acquire will depend upon real estate market conditions, the amount of proceeds we raise in the Offering and our private offering and other circumstances existing at the time we are acquiring such assets.

We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from acquiring properties or real estate-related securities, other than those referred to in our prospectus.

Results of Operations

As of June 30, 2023, we were in our organizational period and have not commenced principal operations or generated any revenues. Principal operations will commence when we issue shares in our private offering.

We incurred general and administrative expenses (other than stock compensation expense) of approximately $506,000 from February 21, 2023 (date our registration statement for the Offering was declared effective by the SEC) through June 30, 2023. Pursuant to the Expense Limitation and Reimbursement Agreement, these expenses are reimbursable by the Advisor since they were considered Specified Expenses that exceeded 0.50% of net assets (annualized) and are thus not recognized on our Consolidated Statements of Operations. In addition, the Advisor has contractually agreed to permanently waive all Specified Expenses up to 0.50% of net assets (annualized) until the date of our first capital call pursuant to the Class P commitments.

Liquidity and Capital Resources

Our primary needs for liquidity and capital resources are to fund our investments, to make distributions to our stockholders, to repurchase shares of our common stock pursuant to our share repurchase plan, to pay our offering and operating fees and expenses and to pay interest on any outstanding indebtedness we may incur. We anticipate our offering and operating fees and expenses will include, among other things, the management fee we will pay to the Advisor, the performance participation allocation that the Operating Partnership will pay to the Special Limited Partner, distribution fees we will pay to the Dealer Manager, legal, audit and valuation expenses, federal and state filing fees, printing expenses, administrative fees, transfer agent fees, marketing and distribution expenses and fees related to acquiring, financing, appraising and managing our properties. We do not have any office or personnel expenses as we do not have any employees. We will reimburse the Advisor for certain out-of-pocket expenses in connection with our operations. The Advisor has agreed to advance all of our organization and offering expenses on our behalf (including legal, accounting, and other expenses attributable to the Company’s organization, but excluding upfront selling commissions, dealer manager fees and stockholder servicing fees) through the earlier of (1) December 31, 2025 or (2) the month that our aggregate NAV is at least $1.0 billion. We will reimburse the Advisor for all such advanced expenses ratably over the 60 months following such date. After the earlier of (1) December 31, 2025 or (2) the month that our aggregate NAV is at least $1.0 billion, we will reimburse the Advisor for any organization and offering expenses that it incurs on our behalf as and when incurred. As of June 30, 2023 and December 31, 2022, the Advisor had incurred approximately $6.4 million and $3.5 million of organization and offering expenses on our behalf.

Pursuant to an Expense Limitation and Reimbursement Agreement, the Advisor has contractually agreed to waive its fees and/or reimburse expenses on our behalf so that the Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized). The Company has agreed to repay these amounts, when and if requested by the Advisor, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Advisor waived or reimbursed such fees or expenses. Any Excess Expense (as defined in the Expense Limitation and Reimbursement Agreement) will not be recognized as an expense until it is probable that the Company will reimburse the Advisor for such cost. This arrangement cannot be terminated prior to December 31, 2025, without the consent of our board of directors, including a majority of independent directors. “Specified Expenses” includes all expenses attributable to the Company’s operations, excluding organizational and offering costs, and the following exceptions: (i) the management fee, (ii) the performance participation interest, (iii) the stockholder servicing fees, (iv) property level expenses, (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated investments, (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vii) taxes, and (viii) extraordinary expenses (as determined in the sole discretion of the Advisor). This agreement in intended to limit our Specified Expenses through December 31, 2025, providing us with additional cash resources that can otherwise be used for other activities. In addition, the Advisor has contractually agreed to permanently waive all Specified Expenses up to 0.50% of net assets (annualized) until the date of our first capital call pursuant to the Class P commitments.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, beginning with our taxable year ending December 31 of the year in which our first investment is completed. In order to maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets.

Over time, we generally intend to fund our cash needs for items other than asset acquisitions from operations. Our cash needs for acquisitions will be funded primarily from the sale of shares of our common stock and through the assumption or incurrence of debt.

If we are unable to raise substantial funds we will make fewer investments resulting in less diversification in terms of the type, number, geography and size of investments we make and the value of an investment in us will fluctuate significantly with the performance of the specific assets we acquire. Further, we have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Although we have not received any commitments from lenders to fund a line of credit to date, we may decide to obtain a line of credit to fund acquisitions, to repurchase shares pursuant to our share repurchase plan and for any other corporate purpose. If we decide to obtain a line of credit, we would expect that it would afford us borrowing availability to fund repurchases. As our assets increase, however, it may not be commercially feasible or we may not be able to secure an adequate line of credit to fund share repurchases. Moreover, actual availability may be reduced at any given time if we use borrowings under the line of credit to fund share repurchases or for other corporate purposes.

Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. We have not yet identified any sources for these types of financings.

Cohen & Steers has committed to invest an aggregate of $125 million through the Advisor in Class P shares and Class I shares. As of June 30, 2023, Cohen & Steers has not funded any portion of this commitment, other than the capitalization described directly below. As of June 30, 2023, the Company has received approximately $208.1 million in commitments to purchase Class P shares, including $124.8 million from the Advisor. The Company has not called any capital pursuant to these commitments, and there are no Class P shares issued and outstanding. The Company is not required to call all of the capital commitments made by investors prior to their expiration (two years from the initial third party commitment).

Cash Flows

On October 3, 2022, we were capitalized with a $200,000 investment by the Advisor in exchange for 20,000 of the Company’s Class I shares. The Advisor has agreed not to sell, transfer, or dispose of the shares to any party other than an affiliate for so long as the Advisor or its affiliate performs an advisory function for the Company. There have been no other cash flows from inception through June 30, 2023. As of June 30, 2023, we have not declared or paid any distributions.

Critical Accounting Estimates

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because they involve significant judgments and assumptions and require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. Our accounting policies have been established to conform with Generally Accepted Accounting Principles (“GAAP”). The preparation of the consolidated financial statements in accordance with GAAP requires management to use judgments in the application of such policies. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Principles of Consolidation and Variable Interest Entities

We will consolidate all entities that we control through either majority ownership or voting rights. In addition, we will consolidate all variable interest entities (“VIEs”) of which we are considered the primary beneficiary. VIEs are defined as entities in which equity investors (i) do not have the characteristics of a controlling financial interest and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE.

Real Estate Joint Ventures and Partnerships

To determine the method of accounting for partially owned real estate joint ventures and partnerships, management evaluates the characteristics of associated entities and determines whether an entity is a VIE and, if so, determines which party is the primary beneficiary by analyzing whether we have both the power to direct the entity’s significant economic activities and the obligation to absorb potentially significant losses or receive potentially significant benefits. Significant judgments and assumptions inherent in this analysis include the design of the entity structure, the nature of the entity’s operations, future cash flow projections, the entity’s financing and capital structure, and contractual relationships and terms. We consolidate a VIE when we have determined that we are the primary beneficiary.

Primary risks associated with any potential VIEs include the potential funding of the entities’ debt obligations or making additional contributions to fund the entities’ operations, and the obligation to absorb potentially significant losses.

Partially owned, non-variable interest real estate joint ventures and partnerships over which we have a controlling financial interest are consolidated. In determining if we have a controlling financial interest, we consider factors such as ownership interest, authority to make decisions, kick-out rights and substantive participating rights. Partially owned real estate joint ventures and partnerships where we do not have a controlling financial interest, but have the ability to exercise significant influence, are accounted for using the equity method.

Management will analyze and assess reconsideration events, including changes in the factors mentioned above, to determine if consolidation remains appropriate at each reporting period. Decisions regarding consolidation of partially owned entities frequently require significant judgment by our management. Errors in the assessment of consolidation could result in material changes to our consolidated financial statements.

Investment Property and Lease Intangibles

The results of operations of acquired properties will be included in our results of operations from their respective dates of acquisition. Estimates of future cash flows and other valuation techniques will be used to record the purchase of identifiable assets acquired and liabilities assumed such as land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, tenant relationships, asset retirement obligations and mortgage notes payable. Values of buildings and improvements will be determined on an as-if-vacant basis.

The estimated fair value of acquired in-place leases will be the costs we would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, we will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition will be amortized over the remaining lease terms.

Acquired above- and below-market lease values will be recorded based on the present value (using an interest rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values will be amortized as adjustments to rental revenue over the remaining terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value will be charged to amortization expense and the unamortized portion of out-of-market lease value will be charged to rental revenue.

Value of Real Estate Portfolio

We will review our real estate portfolio to ascertain if there are any indicators of impairment in the value of any of our real estate assets, including deferred costs and intangibles, in order to determine if there is any need for an impairment charge. In reviewing the portfolio, we will examine the type of asset, the economic situation in the area in which the asset is located, the economic situation in the industry in which the tenant is involved and the timeliness of the payments made by the tenant under its lease, as well as any current correspondence that may have been had with the tenant, including property inspection reports. For each real estate asset owned for which indicators of impairment exist, if the undiscounted cash flow analysis yields an amount which is less than the assets’ carrying amount, an impairment loss will be recorded to the extent that the estimated fair value is lower than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows with subjective assumption such as future occupancy, rental rates, capital requirements, capitalization rates and discount rates. Real estate assets that are expected to be disposed of are valued at the lower of carrying amount or fair value less costs to sell on an individual asset basis. Any impairment charge taken with respect to any part of our real estate portfolio will reduce our earnings and assets to the extent of the amount of any impairment charge, but it will not affect our cash flow or our distributions until such time as we dispose of the property.

Fair Value Measurements

Under normal market conditions, the fair value of an investment is the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). We use a hierarchical framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment, and the state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following levels within the fair value hierarchy:

Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. We do not adjust the quoted price for these investments.

Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.

Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

Revenue Recognition

Our revenues, which we expect will be substantially derived from rental income, will include rental income that our tenants pay in accordance with the terms of their respective leases reported on a straight line basis over the initial lease term of each lease. Since we expect many of our leases will provide for rental increases at specified intervals, straight line basis accounting requires us to record as an asset and include in revenues unbilled rent receivables, which we will receive only if the tenant makes all rent payments required through expiration of the initial term of the lease. Accordingly, management must determine, in its judgment, whether the unbilled rent receivable applicable to each specific tenant is collectible. We will review unbilled rent receivables and take into consideration the tenant’s payment history and the financial condition of the tenant. In the event that the collectability of an unbilled rent receivable is in doubt, we will be required to take a reserve against the receivable or a direct write-off of the receivable, which will have an adverse effect on earnings for the year in which the reserve or direct write-off is taken. Rental revenue will also include amortization of above- and below-market leases.

Income Taxes

As a REIT, we will not be subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to stockholders. We intend to operate in a manner that allows us to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. We will monitor the business and transactions that may potentially impact our REIT status. If we were to fail to meet these requirements, we could be subject to federal income tax on our taxable income at regular corporate rates. We would not be able to deduct distributions paid to stockholders in any year in which we fail to qualify as a REIT. We would also be disqualified for the four taxable years following the year during which qualification was lost unless we were entitled to relief under specific statutory provisions.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We had no significant operations as of June 30, 2023. When we commence operations, we expect that our primary market risk exposure will be interest rate risk with respect to our indebtedness and credit risk, market risk with respect to our use of derivative financial instruments and market risk (which would be magnified with the utilization of leverage) with respect to investments of up to 20% of our asset portfolio in real estate-related securities, the value of which may change rapidly or unpredictably. As of June 30, 2023, we had no real estate-related securities, indebtedness or derivative financial instruments.

We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Also, we will be exposed to both credit risk and market risk.

Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments primarily by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, we will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this quarterly report on Form 10-Q was made under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, our CEO and CFO have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls over Financial Reporting

There have been no changes in our “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the period covered by this quarterly report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of June 30, 2023, we were not involved in any material legal proceedings.

ITEM 1A. RISK FACTORS

We have disclosed under the heading “Risk Factors” in our prospectus, filed with the SEC, risk factors which materially affect our business, financial condition or results of operations. There have been no material changes from the risk factors previously disclosed. You should carefully consider the risk factors set forth in the prospectus and the other information set forth elsewhere in this quarterly report on Form 10-Q. You should be aware that these risk factors and other information may not describe every risk facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES, USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES

Use of Proceeds

On February 21, 2023, our Registration Statement on Form S-11 (File No. 333-269416) with respect to the Offering was declared effective under the Securities Act of 1933, as amended. As of June 30, 2023, we have not sold any shares of our common stock in the Offering, and therefore, we had not received any proceeds from the Offering.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

(c) During the three months ended June 30, 2023, none of the Company’s directors or officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) adopted, terminated, or modified a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K of the Securities Act of 1933, as amended).

ITEM 6. EXHIBITS

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of Cohen & Steers Income Opportunities REIT, Inc. (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed on January 25, 2023 and incorporated by reference herein)

3.2	Amended and Restated Bylaws of Cohen & Steers Income Opportunities REIT, Inc. (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 filed on January 25, 2023 and incorporated by reference herein)

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*	The following financial statements from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 formatted in inline XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets (Unaudited), (ii) the Consolidated Statements of Operations (Unaudited), (iii) the Consolidated Statements of Changes in Equity (Unaudited), (v) the Consolidated Statement of Cash Flows (Unaudited), and (vi) the Notes to Consolidated Financial Statements (Unaudited)

104*	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*	Filed herewith
**	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cohen & Steers Income Opportunities REIT, Inc.

August 10, 2023	By:	/s/ James S. Corl

Date		James S. Corl
Chief Executive Officer & Chief Investment Officer (Principal Executive Officer)

August 10, 2023	By:	/s/ Arjun Mahalingam

Date		Arjun Mahalingam
Chief Financial Officer & Treasurer (Principal Financial Officer and Principal Accounting Officer)